Exhibit 10.1


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is effective as of May 2, 2005 (the "Effective Date"), by and between Anchor Glass Container Corporation (the "Company"), and Mark Burgess (the "Executive").

     WHEREAS, the parties wish to establish the terms and conditions of the Executive's employment with the Company.

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

                                   ARTICLE I

                                 EMPLOYMENT TERM

     1.1 EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as Executive Vice President of Finance and Chief Financial Officer. During the Employment Term (as hereinafter defined), the Executive will have the title, status and duties of Executive Vice President of Finance and Chief Financial Officer and will report directly to the Company's Board of Directors (the "Board") through the Chairman of the Board, or upon such date as appoints a Chief Executive Officer (the "CEO"), the CEO.

     1.2 TERM OF EMPLOYMENT. Unless sooner terminated by either party in accordance with the provisions of this Agreement, this Agreement and the employment relationship hereunder will commence on the Effective Date and continue in effect for two (2) years from the Effective Date (the "Initial Term") and shall be extended by one year (the "Extended Term") on the second anniversary of the Effective Date and each anniversary of the Effective Date thereafter (each an "Anniversary Date") unless either party gives the other party written notice at least sixty (60) days prior to the Anniversary Date that the Agreement shall not be so extended. If such notice is given, the Initial Term or the Extended Term then in effect shall not be extended. Any extensions thereafter shall require a written contract or written amendment hereto. The Initial Term and any Extended Term are sometimes referred to in this Agreement as the "Employment Term."

                                   ARTICLE II

                                     DUTIES

     2.1 DUTIES. The Executive shall perform such duties as are performed customarily by an executive holding the position of chief financial officer in the same or similar businesses or enterprises as those of the Company and such other duties as may be assigned to him from time to time by the CEO or until such date as the Board appoints a CEO, the Board.

          (a) The Executive shall serve as a member of the interim Operating Committee of the Company reporting to the Board through the Chairman of the Board, until such date as the Board appoints a CEO or otherwise determines to terminate the interim Operating Committee.

          (b) The Executive shall devote substantially all of his business time and use his reasonable best efforts, talents, knowledge and experience to serve as the Company's Executive Vice President of Finance and Chief Financial Officer and to promote the interests of the Company.

          (c) The Executive will perform his duties diligently and competently and shall act in conformity with the Company's written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of the executives of the Company. Except as provided in Section 2.2 below, the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any way.

     2.2 OTHER ACTIVITIES. The Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and, upon prior written approval of the Board, membership on other boards of directors, provided that such activities do not interfere in any material way with the performance of his duties under this Agreement. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (E.G., director fees and honoraria).

                                  ARTICLE III

                            COMPENSATION AND BENEFITS

     During the Employment Term, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive's services hereunder, compensation and benefits as follows:

     3.1 BASE SALARY. The Company shall pay the Executive an annual base salary of $375,000 per year ("Base Salary").

     3.2 SIGNING BONUS. The Company shall pay the Executive a one-time signing bonus of $100,000 ("Signing Bonus"). One-half of such Signing Bonus shall be paid to the Executive on the Effective Date and the other half of such Signing Bonus shall be paid to the Executive on December 31, 2005.

     3.3 TARGET BONUS. For each calendar year during the Employment Term, the Executive will be entitled to a target bonus which will be based upon the achievement of written performance targets established by the Board ("Target Bonus"). The Executive's Target Bonus will be sixty percent (60%) of Base Salary for achieving all of the targets; provided that the Executive's bonus for calendar year 2005 shall not be less than $50,000. Each Target Bonus shall be paid no later than March 15 of the calendar year following the calendar year in which the applicable performance targets are achieved. Except as set forth in Sections 4.2, 4.3 and 4.4 the Executive shall only be entitled to a Target Bonus for a calendar year if the Executive is employed by the Company on December 31 of such year. Notwithstanding the foregoing, upon a Change of Control (as defined in Section 4.4), the Executive shall be entitled to receive, in a lump sum within 10 days following the date the Change of Control occurs, a pro rata portion of the Target Bonus for the calendar year in which the Change of Control occurs, based on the portion of the calendar year that shall have elapsed through the date of the Change of Control, provided that the Executive has achieved performance targets established by the Board with respect to the portion of the calendar year completed prior to the Change of Control.

     3.4 STOCK OPTIONS. The Executive shall be eligible to participate in the stock option plan maintained by the Company (the "Plan"), pursuant to the terms of such Plan. Prior to or on the Effective Date, subject to approval by the Compensation Committee of the Board (or such other applicable administrator for the Plan) (the "Administrator"), the Executive shall receive options for 250,000 shares of common stock with an exercise price per share equal to the "fair market value" of a share of common stock on the date of the grant. Such options shall vest in three equal annual installments over three years from the date of the grant, provided that vesting of the final one-third of the options shall vest at the earlier of (i) the third anniversary of the date of the grant or
(ii) the date of the achievement of written performance targets for the Company as shall hereafter be established by the Board as the "performance targets" applicable to this clause (ii), but in no event earlier than the second anniversary of the date of the grant. In the event that the Administrator determines to accelerate the vesting of stock options of directors and other senior officers in connection with a Change of Control (as defined in Section
4.4 of this Agreement), vesting of the Executive's stock options shall be similarly accelerated.

     3.5 EXECUTIVE BENEFIT PLANS. The Executive and/or his family (to the extent eligible), as the case may be, will be eligible to participate on substantially the same basis as the Company's other senior executive officers in any executive benefit plans offered by the Company. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as Company takes such action generally with respect to other similarly situated senior executive officers.

     3.6 BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for all reasonable business-related expenses incurred in the performance of services for the Company, in accordance with the policies, practices and procedures of the Company.

     3.7 RELOCATION.

          (a) The Company shall reimburse the Executive for (i) reasonable costs and expenses relating to the Executive's relocation to the Tampa, Florida metropolitan area, including, but not limited to, costs related to packing and moving and selling costs, subject to a maximum reimbursement of $100,000, (ii) reasonable costs and expenses related to the Executive's temporary living arrangements in Tampa, Florida metropolitan area, subject to a maximum reimbursement of $50,000, and (iii) the reasonable costs and expenses associated with maintaining his primary residence at 40 Judges Hill Drive,

     Norwell, Massachusetts for a period of four months following the Effective Date, including but not limited to regular mortgage payments, real estate taxes, and utilities, subject to a maximum reimbursement of $5,000 per month (the "Reimbursement"). Such Reimbursement shall be subject to the Executive providing the Company with appropriate documentation related to costs and expenses incurred by the Executive.

          (b) In addition to the Reimbursement, the Company shall pay to the Executive a gross-up equal to the amount of the income taxes owed by the Executive solely with respect to that portion of the Reimbursement that relates to costs and expenses that cannot be paid directly by the Company (the "Gross-Up Amount"). The Gross-Up Amount shall be determined by the Company, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by the Executive.

     3.8 VACATION. The Executive will be entitled to 20 paid vacation days for each calendar year during the Employment Term.

                                   ARTICLE IV

                      PAYMENTS ON TERMINATION OF EMPLOYMENT

     4.1 TERMINATION OF EMPLOYMENT FOR ANY REASON. The following payments will be made upon the Executive's termination of employment for any reason and shall be the only payments provided as a result of a termination of employment as a result of the Executive's death or Disability, by the Company for Cause or a voluntary termination by the Executive without Good Reason:

          (a) Earned but unpaid Base Salary through the date of termination;

          (b) Any accrued but unpaid vacation;

          (c) Any amounts payable under any of the Company's executive benefit plans in accordance with the terms of those plans;

          (d) Unreimbursed business expenses incurred by the Executive on the Company's behalf pursuant to the Company's reimbursement policy; and

          (e) The unpaid balance of the Signing Bonus.

For purposes of this Agreement, "Disability" means a determination by the Company, in accordance with applicable law that, as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with reasonable accommodation.

     4.2 TERMINATION BY THE COMPANY WITHOUT CAUSE. If during the Employment Term, the Company terminates the Executive's employment other than for Cause, in addition to the payments and benefits set forth in Section 4.1, the Company shall pay the Executive (a) his Base Salary for a one year period on the Company's regular payroll dates, (b) any unpaid portion of the Target Bonus for the calendar year prior to the calendar year of the termination of employment and (c) a pro rata portion of the Target Bonus (to the extent not previously paid under Section 3.3), based on the achievement of written performance targets as set forth in Section 3.3, for the calendar year in which the termination of employment occurs based on the percentage of the calendar year that shall have elapsed through the date of the Executive's termination of employment, payable at the end of such calendar year. The foregoing payments shall be subject to the Executive's execution without revocation of a valid release prepared by the Company (the "Release").

     4.3 VOLUNTARY TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If during the Employment Term, the Executive terminates his employment for Good Reason, in addition to the payments and benefits set forth in Section 4.1, the Company shall pay the Executive (a) his Base Salary for a one year period on the Company's regular payroll dates , (b) any unpaid portion of the Target Bonus for the calendar year prior to the calendar year of the termination of employment and (c) if the Executive terminates his employment for Good Reason pursuant to
Section 4.5(i) or 4.5(iii), a pro rata portion of the Target Bonus (to the extent not previously paid under Section 3.3), based on the achievement of written performance targets as set forth in Section 3.3, for the calendar year in which the termination of employment occurs based on the percentage of the calendar year that shall have elapsed through the date of the Executive's termination of employment, payable at the end of such calendar year. The foregoing payments shall be subject to the Executive's execution without revocation of a valid release prepared by the Company (the "Release").

     4.4 TERMINATION UPON A CHANGE OF CONTROL. If upon or within three (3) month following a Change of Control, the Executive or the Company terminates the Executive's employment without Cause, the Executive shall receive the compensation and benefits described in Section 4.2. Any payments made pursuant to this Section 4.4 shall be subject to the Executive's execution of the Release.

For purposes of this Section 4.4, "Change of Control" shall mean (1) any individual, partnership, firm, trust, corporation, limited liability company or other similar entity who is not an affiliate of the Company other than a Permitted Holder becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise to a person other than a Permitted Holder. For purposes of this Section 4.4, a "Permitted Holder" is Cerberus Capital Management, L.P. or any fund or account managed by Cerberus Capital Management, L.P. or any of its affiliates.

     4.5 GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean
(i) assigning duties to the Executive that are inconsistent with those of an officer of the Company; (ii) requiring the Executive, without his consent, primarily to perform his services from a location more than 35 miles from the Company's present offices in Tampa, Florida; or (iii) failure to make the payments required under Article III of the Agreement. Notwithstanding the above, the actions described above shall not constitute Good Reason until after the Company shall have been provided thirty (30) days prior written notice of such action and shall have failed to remedy such action during such thirty (30) day period.

     4.6 CAUSE. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's breach of any provision of the Agreement; (ii) the Executive's willful and continued failure to perform his duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness); (iii) the Executive's willful misconduct, materially injurious to the Company, monetarily or otherwise, or (iv) the Executive's commission of a felony; in each case as determined by the Board; provided that in the case of (i) and (ii) the Board has provided the Executive with written notice identifying the act or acts said to constitute Cause and opportunity to cure the breach (if curable), and the Executive has failed to cure such breach within thirty (30) days after receipt of such notice. The Board shall provide the Executive with an opportunity to refute or explain acts or omissions referred to in such written notice. For purposes of this Section 4.6 no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done or omitted to be done, by the Executive in bad faith and without reasonable belief that such act or omission was done in the best interests of the Company.

     4.7 TIMING OF PAYMENTS. All payments described in Section 4.1 above shall be made in a lump sum cash payment as soon as practicable (but in no event more than ten (10) days) following the Executive's termination of employment. The payments described in Sections 4.2, 4.3 and 4.4 shall be made in accordance with such sections commencing after the applicable revocation period contained in the Release.

                                    ARTICLE V

                              RESTRICTIVE COVENANTS

     5.1 DEFINITIONS. For purposes of this Agreement, the following terms will be defined as follows:

          (a) "Confidential Information" shall mean the Company's trade secrets and all other information unique to the Company and not readily available to the public, including developments, designs, improvements, inventions, formulas, compilations, methods, forecasts, software programs, processes, know-how, data, research, operating methods and techniques, and all business plans, strategies, costs, profits, customers, vendors, markets, sales, products, key personnel, pricing policies, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

          (b) The term "Business Conducted by the Company" shall mean the glass container manufacturing business conducted by the Company as of the date of the Executive's termination of employment.

     5.2 INVENTIONS OR DEVELOPMENTS. The Executive agrees that he will promptly and fully disclose to the Company all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during his employment with the Company (collectively, the "Inventions or Developments"). All Inventions and Developments shall be the sole property of the Company, including all patents, copyrights, intellectual property or other rights related thereto and the Executive assigns to the Company all rights (if any) that the Executive may have or acquire in such Inventions or Developments.

     Notwithstanding the foregoing, any right of the Company or assignment by the Executive as provided in this paragraph shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of the Company were used and which were developed entirely on the Executive's own time, unless: (a) the Inventions or Developments relate to the Business Conducted by the Company or the actual or demonstrably anticipated research or development of the Company; or (b) the Inventions or Developments result from any work performed by the Executive for the Company.

     5.3 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OR INVENTIONS OR DEVELOPMENTS. The Executive acknowledges that he has had and will have access to Confidential Information or Inventions or Developments of the Company and agrees that he shall not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information or Inventions or Developments, but instead shall keep all such matters strictly and absolutely confidential.

     5.4 NO DIVERSION OF BUSINESS OPPORTUNITIES AND PROSPECTS. The Executive agrees that during his employment with the Company: (a) the Executive shall not directly or indirectly engage in any employment, consulting or other business activity that is competitive with the Business Conducted by the Company; (b) the Executive shall promptly disclose to the Company all business opportunities that are presented to the Executive in his capacity as an employee of the Company or which is of a similar nature to the Business Conducted by the Company or which the Company has expressed an interest in engaging in the future; and (c) the Executive shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

     5.5 ACTIONS UPON TERMINATION. Upon the Executive's employment termination for whatever reason, the Executive shall neither take or copy nor allow a third party to take or copy, and shall deliver to the Company all property of the Company, including, but not limited to, all Confidential Information or Inventions or Developments, regardless of the medium (I.E., hard copy, computer disk, CD ROM) on which the information is contained.

     5.6 NON-COMPETITION. The Executive agrees that so long as he is employed by the Company, and for a one year period after the termination of his employment for any reason (the "Period"), he shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Business Conducted by the Company within the United States (hereinafter, the "Geographic Area").

     5.7 NON-SOLICITATION OF EMPLOYEES. The Executive agrees that, during the Period, he shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company, or any individual who becomes an employee during the Period, to leave such employment.

     5.8 NON-SOLICITATION OF SUPPLIERS OR CUSTOMERS. The Executive agrees that, during the Period, he shall not, without the prior written consent of the Company, directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company, any supplier, customer, or other person or entity that had a business relationship with or with which the Company was planning or pursuing a business relationship at or before the date of termination of his employment.

     5.9 IRREPARABLE HARM. The Executive acknowledges that: (a) the Executive's compliance with this Article V is necessary to preserve and protect the Confidential Information, Inventions or Developments and the goodwill of the Company as a going concern; (b) any failure by the Executive to comply with the provisions of this Section 5.9 will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (c) in the event that the Executive should fail to comply with the terms and conditions of this Article V, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with this Section 5.9, to restore to the Company its property, and to make the Company whole.

     5.10 SURVIVAL. The provisions set forth in this Article V shall, as noted, survive termination of this Agreement.

     5.11 FORFEITURE. If the Executive violates any provision of this Article V, the Executive will forfeit his right to all payments under Sections 4.2, 4.3 and 4.4, except to the extent otherwise provided by law.

     5.12 UNENFORCEABILITY. If any provision(s) of this Article V shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 ASSIGNMENT; SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company may not assign this Agreement without the Executive's written consent, except that the Company's obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement.

     6.2 INTERPRETATION. The laws of the State of Florida shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

     6.3 WITHHOLDING. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

     6.4 AMENDMENT. This Agreement may be amended at any time by written agreement between the Company and the Executive. This Agreement and all compensation derived therefrom are intended not to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated in
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence, and the Board may modify this Agreement, retroactively or otherwise, without your consent, to the extent it deems advisable to prevent the application of Section 409A of the Code.

     6.5 NOTICES. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (a) overnight carrier, (b) telecopy, (c) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (d) such other method of delivery that provides a written confirmation of delivery. Notice shall be directed to:

         If to the Company, to: Anchor Glass Container Corporation
                                4343 Anchor Plaza Parkway
                                Tampa, Florida  33634-7513
                                Attention: Board of Directors

         With a copy to:        Schulte Roth & Zabel LLP
                                919 Third Avenue
                                New York, New York  10022
                                Attention: Ronald E. Richman, Esq.

         If to the Executive, to his home address set forth in the records of the Company

         With a copy to:

The Company may change the person and/or address to whom the Executive must give notice under this Section 6.5 by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive's executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive's home address on the records of the Company.

     6.6 SEVERABILITY. If any provision(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties' mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

     6.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof.

     6.8 CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive's own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

     6.9 WAIVER; RELEASE OF CLAIMS. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by a person authorized by the Board. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     6.10 MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of the Executive's employment by another employer.

     6.11 BENEFICIARY. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a "Beneficiary") designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

     6.12 REPRESENTATIONS BY EXECUTIVE. The Executive represents and warrants that by accepting employment with the Company under this Agreement, he is not
(a) breaching any other agreement with any third party, including but not limited to any former employer, or (b) in any other way restricted in or limited from fulfilling the terms of this Agreement.

     6.13 SURVIVAL. All sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

     6.14 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

     6.15 COUNTERPARTS. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ANCHOR GLASS CONTAINER                               EXECUTIVE
CORPORATION


By:   /s/ Richard A. Kabaker
      ---------------------------
      Richard A. Kabaker                                 /s/ Mark Burgess
      ---------------------------

   Its: Vice President, Gen'l Csl. and Secretary         Mark Burgess
                   4/22/05                                 4/22/05